UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2013

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 12, 2013, in connection with a previously announced private offering, Protalix BioTherapeutics, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Capital Markets Inc. (the “Initial Purchaser”) relating to the sale by the Company of $60 million aggregate principal amount of 4.50% Convertible Notes due 2018 (the “Notes”), which agreement includes an option to purchase an additional $9 million aggregate principal amount of Notes, in a private placement to “qualified institutional buyers” in the United States defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchaser has exercised its option in full. The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities. The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference. The offering of the Notes was completed on September 18, 2013, in accordance with the terms of the Purchase Agreement.

The sale of the Notes generated net proceeds of approximately $66.8 million after deducting the initial purchaser’s discount and commission and the estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering to fund clinical trials for its product candidates, to fund its research and development activities, to enhance its manufacturing capacity and for working capital and general corporate purposes.

The Notes were issued pursuant to an Indenture, dated September 18, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes mature on September 15, 2018, unless earlier converted, redeemed or repurchased. The Company will pay interest on the Notes at an annual rate of 4.50% payable in cash semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2014. Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the stated maturity date. The initial conversion rate for the Notes is 173.6593 shares of the Company’s common stock for each $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $5.76 per share of Company common stock). The conversion rate for the notes is subject to adjustment as described in the Indenture.

Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change purchase price which is equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of ‘‘fundamental change’’ and related information, see the Indenture.

The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs and is continuing, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

The Company offered and sold the Notes to the initial purchaser in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the initial purchasers to qualified institutional buyers (as defined in the Securities Act) pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchaser in the purchase agreement executed in connection with the sale of the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the Form of the 4.50% Convertible Notes due 2013, filed as Exhibit 4.1 and Exhibit 4.2, respectively hereto and incorporated herein by reference.

Neither the Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01. Other Events

On September 18, 2013, the Company issued a press release announcing the completion of the offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits

4.1      Indenture, dated as of September 18, 2013, between Protalix BioTherapeutics, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2      Form of 4.50% Convertible Notes due 2018

10.1      Purchase Agreement, dated of September 12, 2013 between Protalix BioTherapeutics, Inc. and Citigroup Capital Markets Inc.

99.1      Press release dated September 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: September 18, 2013	By:	/s/ David Aviezer, Ph.D.
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer